Exhibit 5.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com

June 10, 2025

Byline Bancorp, Inc. 180 North LaSalle Street, Suite 300 Chicago, IL 60601

Re:	Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Byline Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offer and sale of up to 4,282,210 outstanding shares of common stock, par value $0.01 per share (the “Shares”), by certain selling stockholders of the Company identified in the Registration Statement on a delayed or continuous basis pursuant to Rule 415 under the Act.

In rendering our opinion, we have reviewed (i) the organizational documents of the Company; (ii) certain resolutions of the Company’s Board of Directors; (iii) the Registration Statement including the prospectus (the “Prospectus”) to be filed therewith constituting a part of the Registration Statement and the exhibits to the Registration Statement, including without limitation those documents that have been incorporated by reference into the Registration Statement; and (iv) such other proceedings, records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed herein.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the Prospectus or any related prospectus supplement or other offering material relating to the offer and sale of the Shares.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

Byline Bancorp, Inc.

June 10, 2025

Very truly yours,

/s/ Vedder Price P.C.